BLAKE, CASSELS & GRAYDON LLP BARRISTERS & SOLICITORS | PATENT & TRADE - MARK AGENTS	Box 25, Commerce Court West 199 Bay Street Toronto, Ontario, Canada M5L 1A9

Deliveries: 28th Floor
December 9, 2004	Telephone: 416.863.2400 Facsimile: 416.863.2653 www.blakes.com

Reference: 50590/27

Open Text Corporation

185 Columbia Street West

Waterloo, Ontario

Canada N2L 5Z5

Dear Sir or Madam:

Re:	Registration Statement on Form S-8 Relating to each of the 2004 Stock Option Plan and the 2004 Employee Stock Purchase Plan (collectively, the “Plans”)

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by Open Text Corporation (the “Company”) on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 2,600,000 Common Shares of the Company issuable pursuant to the Plans (the “Shares”).

We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Plans, the currently effective articles and by-laws of the Company, resolutions of the Board of Directors and the shareholders of the Company and originals or copies of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plans and the terms of any agreement relating to such issuance, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

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